Exhibit 10.20

ITRON

     KNOWLEDGE TO SHAPE YOUR FUTURE


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LONG-TERM PERFORMANCE PLAN
SPECIFICATIONS & GUIDELINES
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ITRON, INC.


AMENDED BY THE
COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON
FEBRUARY 16, 2005





This document constitutes part of a prospectus for securities that have been registered under the Securities Exchange Act of 1933, as amended, and supplements a Plan Summary dated May 28, 2004 for the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan.


Purpose

Long-term incentives serve to align, motivate and reward executives for their contributions to the long-term financial success and growth of the Company. The objectives for the Long-Term Performance Plan (or LTPP) are to:

o Provide a greater long-term orientation and competitiveness to total compensation for Itron executives, by establishing a performance-based component, paid out in Itron restricted stock, in addition to or as a replacement for the existing stock option plan;

o Align individual executive rewards with shareholder value over a long-term period, based on the achievement of predetermined annual objectives whose achievement will be rewarded with Itron restricted stock to be vested after a three-year waiting period; and

o Enable Itron to meet competitive total compensation needs in attracting and retaining critical executive talent.

Overview

The Long-Term Performance Plan is a performance unit plan, with awards that are contingent on the attainment of annual performance goals. The length of each performance period will be one year, unless the Compensation Committee of the Board of Directors provides otherwise. At the beginning of the performance period, goals are established which are designed to measure the degree of business success over the timeframe. The Compensation Committee reviews and approves goals that are recommended by management. At the end of the period, performance against the goals is assessed and payouts are determined.

Business results for Itron will be measured over the performance period. Payout will be in restricted Itron shares with a vesting period of three years, which will both serve as an executive retention tool and tie executive performance to shareholder value.

Eligibility

Eligibility for the plan will include senior management and key executives who impact organization-wide results. Actual participation will be based on recommendation by the Chief Executive Officer and approval by the Compensation Committee. Current plan participants are recapped in the attached appendix. Other executives may be eligible for future awards, upon recommendation of the Chief Executive Officer and approval by the Compensation Committee.

Participation in the Long-Term Performance Plan for a given period will not be construed to confer a right to participate in the plan in any subsequent period, or the right to continue in the Company's employment.

Award Opportunities

Award opportunities will be established for each executive at the beginning of the performance period. Awards will be calculated as a percentage of base salary that is in existence on the last day of the performance period and expressed as a dollar amount. Award opportunities will increase or decrease as performances goes beyond or falls short of the performance objectives for that performance period.

In addition, threshold and maximum award levels will be established as a percent of the LTPP Target.

Annually, Itron establishes a Target Annual Plan (TAP) for the coming year. Goals, financial and otherwise, as established in the TAP do not necessarily reflect the same goals that will be used for the LTPP.

Performance Measurement

At the beginning of each performance period, the Chief Executive Officer will recommend and communicate the specific range of performance objectives for the Company to the Compensation Committee. The goals and the key performance factors will be reviewed and approved by the Compensation Committee.

     Performance Measures

     Performance objectives will be set on the basis of corporate plans for the following performance period, condition of the utility industry and competitive performance in the market place. In the process of determining appropriate LTPP goals, consideration will be given to proposed acquisitions, financing and other major issues that could have material impact on the financial performance of the Company. Typical performance measures may include but are not limited to: Revenue Growth, Earnings Growth, Cash Flow, Return on Capital Employed, Net Operating Profit after Tax, Normalized Earnings per Share or a combination of measures.

     Performance Weighting

     Corporate performance will determine 100% of the award for all plan participants. Performance for other organization levels, i.e. business unit, product group, etc., may be included in future performance periods.

     Performance/Payout Relationship

     A range of performance levels -- including threshold, LTPP Target, and maximum -- and associated payouts will be established at the beginning of the performance period. As well, in any performance period performance hurdles could be established. At the end of each performance period, Itron's actual performance against the goals established for that performance period will be assessed and the resulting payouts determined.

     Performance and payout opportunity will be expressed as a percentage of the LTPP Target Award. For example, achieving 100% of the performance goals would result in participants receiving 100% of the LTPP Target Award.

     Payouts will be linearly interpolated for performance achievement between the indicated levels. The Compensation Committee may use discretion to set threshold levels and determine final award payouts.

     Pro forma Results

     In calculating performance attainment, pro forma results will generally be used. Pro forma results, as defined, will be GAAP numbers adjusted for IPR&D, amortization of intangibles, restructuring charges and other extraordinary events subject to approval by the Compensation Committee of the Board. Adjustments to GAAP for the purpose of pro forma results will be discussed with the Compensation Committee at the time of the event and confirmed by the Compensation Committee at its next scheduled meeting.

Payouts

Payouts will be announced as soon after the end of the performance period as practical, and be in the form of restricted stock with a three-year cliff vesting period. The number of shares of restricted stock to be paid out to participants will be determined by dividing the dollar amount of the award payout by the fair market value of Itron common stock on the date the Compensation Committee approves the payout.

The dollar amount of the award payout will be a percentage of the eligible employee's base pay as shown below in one of three tiers. Base pay will be the employee's annual salary as of the last day of the performance period. The tier structure can be changed at the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors.



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                                                             % OF BASE
  TIER     POSITION                                           SALARY
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  Tier I   Chairman & Chief Executive Officer                  75%
           President & Chief Operating Officer                 75%
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  Tier II  Sr. Vice President and Chief Financial Officer      50%
           Sr. Vice President and General Counsel              50%
           Sr. Vice President Hardware                         50%
           Sr. Vice President Software                         50%
           Vice President Competitive Resources                50%
           Vice President Investor Relations                   50%
           Vice President International                        50%
           Vice President Marketing                            50%
           Vice President Business Operations                  50%
           Vice President  Itron Electric Metering             50%

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 Tier III  For future consideration                            25%


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



Deferral Option

In order to provide executives flexibility to meet individual financial needs and Itron's executive stock ownership guidelines, participants will have the option to defer all or a portion of the award on a nonqualified basis in accordance with the applicable plan and procedures.

New Participants

An employee hired into an eligible position during a performance period may begin participation in the subsequent performance period or, at the recommendation of the Chief Executive Officer and approval by the Compensation Committee, in the ongoing performance period. New participants permitted to join an ongoing performance period will be eligible to receive a prorate payout based on the number of full months worked during the performance period. New participants in the plan will be nominated by the Chief Executive Officer and approved by the Compensation Committee.

Changes in Employment

Participants who terminate employment during a performance period for any reason other than termination for Cause (as defined in the Company's Amended and Restated 2000 Stock Incentive Plan), including voluntary termination, discharge by the Company, death, disability, or retirement will receive a modified payout determined by multiplying 1/3 of the total payout amount the participant would have received had the participant remained employed through the end of the performance period by the quotient obtained by dividing (a) the number of full months worked during the performance period by (b) the 12 months in the performance period. For participants who terminate employment for any reason other than termination for Cause, including voluntary termination, discharge by the Company, death, disability, or retirement during the vesting period for restricted stock issued in connection with a prior performance period, the restricted stock will vest on a prorate basis depending on the number of completed years in the vesting period (1/3, 2/3, or 100%). Employees who are dismissed for Cause will forfeit their award payment(s).

Change-of-Control

All outstanding awards will be accelerated and paid out at maximum levels immediately prior to a change-of-control of the Company and payout will be in the form of fully vested shares of Itron common stock. In addition, any outstanding unvested restricted stock issued in connection with a prior performance period will accelerate in full immediately prior to a change-of-control of the Company. "Change-of-control" will be consistent with the language in the Company's standard change of control agreements in effect at the time.

Tax Consequences

Participants will not be deemed to receive income at the time an award is granted. Likewise, participants will not be deemed to receive income at the time an award is paid in shares of restricted stock. However, participants will generally recognize taxable ordinary income when the restricted stock ceases to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Within 30 days after a participant receives the restricted stock, the participant may elect (83(b) Election) under Section 83(b) of the Internal Revenue Code of 1986 (Code) to recognize taxable ordinary income in an amount equal to the excess of the fair market value of the restricted stock at the time of receipt over the amount, if any, paid for the shares. If a participant makes an 83(b) Election, when the restrictions on the restricted stock lapse, the participant will not have to recognize any additional income at that time. However, if a participant has to forfeit the restricted stock to Itron (e.g., upon termination prior to expiration of the restriction period), the participant may not deduct the income recognized at the time of receipt of the restricted stock, and the participant will have a capital loss equal to the amount, if any, paid for the shares.

The Company will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations on deductions for compensation under Section 162(m) of the Code.

This is only a brief summary of the U.S. federal income tax laws and regulations that apply to an award under the plan. Participants should not rely on this summary for a complete statement of such laws and regulations. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances peculiar to certain individuals may change the usual income tax results. FOR THESE REASONS, PARTICIPANTS SHOULD CONSULT A TAX ADVISOR TO DETERMINE THE INCOME TAX CONSEQUENCES OF AN AWARD UNDER THE PLAN.

Governance

Senior management and the Compensation Committee will be responsible for the administration and governance of the plan. The decisions of the Committee shall be conclusive and binding on all participants.

Amendment, Modification, or Termination of the Plan

Itron, by action of its Board of Directors and/or Compensation Committee, reserves the right to amend, modify, or terminate the plan at any time.

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